Exhibit 10(ii)(f)

SIXTH AMENDMENT TO
COINSURANCE AGREEMENT

THIS SIXTH AMENDMENT TO COINSURANCE AGREEMENT (“Amendment”) effective as of October 20, 2017 amends that certain Coinsurance Agreement effective January 1, 2013 (the “Agreement”) by and between MEMBERS LIFE INSURANCE COMPANY (the “Company”) and CMFG LIFE INSURANCE COMPANY (“Reinsurer”).

WHEREAS, the parties wish to amend the terms of the Agreement to revise the investment guidelines attached to the Agreement to (i) clarify certain asset class names for consistency with the Reinsurer’s broader investment policy; (ii) change the Asset Class Maximum /Minimum limits to make them consistent with the asset class limits in the CMFG Life investment policy; (iii) delete Structured Credit footnotes; (iv) modify the Derivatives Paragraph to make the language consistent with the CMFG Life Derivative policy and Derivatives Use Plan; and, (v) remove the Position Size Limit Column.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained hereinafter, the parties hereto intending to be legally bound agree to amend the Agreement as follows:

Article I
Amendment to the Agreement

1.1 Amendment to Exhibit A. The investment guidelines attached as Exhibit A to the Agreement are hereby replaced in their entirety with the investment guidelines attached hereto.

Article II
Miscellaneous

2.1 This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

2.2 This amendment shall in all respects be governed by, and construed in accordance with the laws of the State of Iowa, including all matters of construction, validity and performance, without regard to its conflict of law provisions

2.3 Except as otherwise expressly provided herein, this Amendment does not alter, amend or modify the terms of the Agreement, and all terms of the Agreement, as modified herein, remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused the Sixth Amendment to Coinsurance Agreement to be executed by their duly authorized representatives and to be effective on the date first set forth above.

EXHIBIT A

Investment Guidelines CMFG Life Insurance Company
MEMBERS Zone Separate Account

MEMBERS Zone Separate Account Limits
Broad Asset Class	Asset Class	Minimum	Maximum
Near Risk-Free	Cash Government Agency MBS*	4% 0% 1% 3%	100% 100% 100% 40%

Corporate	Public — Investment Grade Private — Investment Grade High Yield	20% 20% 0% 0%	80% 80% 20% 10%

Other Credit	Municipal Mortgage Loan	0% 0% 0%	30% 5% 25%

Structured Credit	ABS CMBS CLO RMBS	3% 0% 0% 0% 0%	25% 20% 20% 20% 5%

Equity or Near-Equity	Real Estate Alternative — Income Alternative — MOIC Public Equity	0% 0% 0% 0% 0%	5% 0% 5% 5% 5%

*A pass-through security or unleveraged CMO class

Derivatives

Derivatives will primarily be limited to those hedging liability risks. Risks hedged would primarily be the equity market related guarantees of the Members Zone product, but can also include rate and credit oriented exposures generally related to liability reserves. Derivative usage and limits on notional amounts will be set by the Board of Directors of CMFG Life Insurance Company from time to time and must comply with the CMFG Life Insurance Company Derivative Use plan and Derivative policy.

Transfer restrictions

Assets may be transferred into and out of the separate account as long as asset values exceed liability values after such transfers. Impaired securities, securities in default or assets encumbered by other agreements (modified coinsurance “segregated” assets, collateral for trusts, etc.) may not be transferred into the separate account.

Effective October 20, 2017